Exhibit 99.1

Sunshine Biopharma Reports Revenue of $34.9M in Fiscal 2024, Up 45% From Last Year

FORT LAUDERDALE, FL / ACCESSWIRE / April 1, 2025 / Sunshine Biopharma Inc. (NASDAQ: “SBFM”) (the “Company”), a pharmaceutical company offering and researching life-saving medicines in a variety of therapeutic areas including oncology and antivirals today announced that it has filed its 2024 annual report on Form 10-K on Tuesday, April 1, 2025. The following are highlights of the report:

•	Revenue in 2024 grew to $34.9 million, a 45% increase over 2023 revenue of $24.1 million.

•	Completed an underwritten public offering of approximately $10 million in gross proceeds for expansion of sales operations.

•	Launched 13 new generic prescription drugs, 4 under cross-licensing agreements and 9 under distribution agreements.

•	Received regulatory approval from Health Canada for marketing of the oncology drug NIOPEG®, a biosimilar of NEULASTA®.

•	Announced publication of groundbreaking research results in the Journal of Medicinal Chemistry (J. Med. Chem. 2024, 67, 13681−13702) demonstrating the superior efficacy of Sunshine Biopharma’s new Coronavirus PLpro inhibitor. The study showcases a PLpro inhibitor with sub-micromolar potency and robust in vivo efficacy in a mouse model of SARS-CoV-2 infection. This peer-reviewed research marks an important milestone in Sunshine Biopharma's ongoing efforts to develop proprietary therapies in critical disease areas.

•	Announced completion of mouse model studies providing proof-of-concept for the Company’s K1.1 mRNA Lipid Nanoparticle as a novel therapeutic agent for human hepatocellular carcinoma. Human hepatocellular carcinoma is the third leading cause of cancer-related deaths worldwide and the most common type of primary liver cancer in adults.

“We are pleased with our accomplishments in 2024, as we remain committed to reaching profitability in the near future,” said Dr. Steve Slilaty, CEO of the Company. “Looking ahead, we are excited about the opportunities for growth in 2025 and beyond, as we continue to advance our proprietary drug development program to deliver more life-saving medicines to the market.”

The following are key elements of the Income Statement contained in the Company’s 2024 report:

	2024	2023
Revenue	$34,874,283	$24,092,787
Gross Profit	$10,669,794	$8,339,171
General & Administrative Expenses	$16,481,915	$13,124,470
Net Loss	$5,134,116	$4,506,044

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About Sunshine Biopharma Inc.

Sunshine Biopharma currently has 70 generic prescription drugs on the market in Canada and 13 additional drugs scheduled to be launched in the remainder of 2025. Among the new drugs to be launched is NIOPEG®, a biosimilar of NEULASTA®. Like NEULASTA®, NIOPEG® is a long-acting form of recombinant human granulocyte colony-stimulating factor (filgrastim). It is indicated to decrease the incidence of infection in patients with non-myeloid malignancies receiving anti-neoplastic therapy. In addition, Sunshine Biopharma is conducting a proprietary drug development program which is comprised of (i) K1.1 mRNA, an mRNA-Lipid Nanoparticle targeted for liver cancer, and (ii) PLpro protease inhibitor, a small molecule for treatment of SARS Coronavirus infections. For more information, please visit: www.sunshinebiopharma.com.

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Safe Harbor Forward-Looking Statements

This press release contains forward-looking statements which are based on current expectations, forecasts, and assumptions of Sunshine Biopharma Inc. (the “Company”) that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. These statements appear in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, including statements related to the Company’s drug development activities, financial performance, and future growth. These risks and uncertainties are further described in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in the Company’s filings with the SEC. Reference is hereby made to cautionary statements and risk factors set forth in the Company’s most recent SEC filings.

For more information, please contact:

Camille Sebaaly, CFO

Direct Line: 514-814-0464

camille.sebaaly@sunshinebiopharma.com

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